FOR IMMEDIATE RELEASE

BP Midstream Partners LP (NYSE: BPMP)                         Exhibit 99.1

BP MIDSTREAM PARTNERS
REPORTS THIRD QUARTER 2021 RESULTS
•Third quarter 2021 results were impacted by Hurricane Ida in the Gulf of Mexico during the quarter:
–Portfolio gross pipeline throughput was approximately 1.3 million barrels per day, with offshore pipeline gross throughput around 16% lower than the second quarter 2021
–Net income attributable to the Partnership of $29.2 million and Adjusted EBITDA of $33.2 million
–Cash from operating activities was $40.6 million and Cash available for distribution was $35.1 million
–Conservative financial framework and strong cash balance year to date, underpinned the board’s decision to declare a quarterly cash distribution of 34.75 cents per unit for the third quarter 2021, consistent with the level of the second quarter 2021 distribution; distribution coverage ratio for the quarter was 0.93 times
–Cash balance at the end of the third quarter was $132.7 million; $5.8 million higher compared with year-end 2020
•The conflicts committee of the board of directors of BP Midstream Partners GP LLC continues to evaluate the take private proposal received from BP Pipelines (North America) Inc., through its wholly-owned subsidiary BP Midstream Partners Holdings LLC
HOUSTON, November 9, 2021 - BP Midstream Partners LP (“BPMP” or the “Partnership”) today reported financial results for the third quarter 2021 and provided an update on the take private proposal.
Third quarter 2021 results

Commenting on the results, CFO Jack Collins said: "The Partnership’s results for the quarter were impacted by Hurricane Ida in the Gulf of Mexico - both gross throughput and dividends from our offshore pipeline joint ventures were significantly lower than the previous quarter. Additionally, higher apportionment on the Enbridge mainline compared to the second quarter and Whiting refinery feedstock optimization impacted gross throughput on BP2. However, we entered the third quarter with a strong cash balance and six months of solid operational performance. This allowed us to navigate the challenges of the quarter without impacting our distribution level - a testament to the Partnership's conservative financial framework."
Take Private Proposal
On August 4, 2021, the board of directors of BP Midstream Partners GP LLC ("General Partner") received a non-binding preliminary proposal letter from BP Pipelines, through its wholly-owned subsidiary BP Midstream Partners Holdings LLC, to acquire all of our issued and outstanding common units not already owned by BP Pipelines or its affiliates at a to- be-determined fixed exchange ratio, at a value of $13.01 per each issued and outstanding publicly held common unit of the Partnership payable in newly-issued American Depositary Receipts ("ADRs") of BP p.l.c. (the "Proposal"). Under the Proposal, the exchange ratio would be determined based on a 30-day volume-weighted average closing price of ADRs of BP p.l.c. as of the day immediately preceding the signing of a merger agreement. The board of directors has appointed a conflicts committee to review, evaluate and negotiate the Proposal. The conflicts committee continues to evaluate the Proposal.

FOR IMMEDIATE RELEASE

Liquidity position
At the end of the third quarter 2021, the Partnership had:
•Cash on hand of $132.7 million, an increase of $5.8 million since year end 2020.
•Receivables of $9.6 million, of which $9.6 million was with affiliates of our investment grade-rated sponsor, bp.
•Long-term debt of $468.0 million, with an available revolver capacity of $132.0 million with no principal payments due until 2025.
•Gross debt to Adjusted EBITDA ratio of 3.5 times.
•Distribution coverage ratio of 0.93 times.

Operational results
During the third quarter 2021, total pipeline gross throughput was approximately 1.3 million barrels of oil equivalent per day, 15% lower than the second quarter 2021.

•Onshore pipelines gross throughput was 342 thousand barrels of oil equivalent per day in the third quarter, 13% lower than second quarter. Lower throughput was primarily driven by Whiting refinery feedstock optimization, as well as impacts from higher apportionment on the Enbridge mainline compared to the second quarter impacting BP2 and lower volumes on Diamondback due to reduced demand from shippers of diluent during the quarter compared to the second quarter.
•Offshore pipelines gross throughput was 993 thousand barrels of oil equivalent per day in the third quarter, 16% lower than second quarter. Lower throughput reflected the impact of Hurricane Ida, which required offshore producers in the Gulf of Mexico to shut-in production.

Financial results
GAAP Measures:
•Net income attributable to the Partnership in the third quarter was $29.2 million (or $0.27 per common unit).
•Cash from operating activities was $40.6 million for the third quarter.
•Cash on hand was $132.7 million at September 30, 2021.
•Outstanding borrowings were $468.0 million under our unsecured term loan facility with an affiliate of bp, at September 30, 2021.

Non-GAAP Measures:
•Adjusted EBITDA* attributable to the Partnership in the third quarter was $33.2 million.
•Cash available for distribution* attributable to the Partnership generated in the third quarter was $35.1 million.
•Quarterly cash distribution: On October 14, 2021, the General Partner declared a quarterly cash distribution of $0.3475 per unit for the third quarter of 2021.
•Distribution coverage ratio was 0.93 times for the third quarter.
* Adjusted EBITDA and cash available for distribution are Non-GAAP supplemental financial measures. See reconciliation tables later in this press release.

FOR IMMEDIATE RELEASE

Net income attributable to the Partnership
Net income attributable to the Partnership for the third quarter was $29.2 million, around 28% lower compared with the second quarter of 2021, and 36% lower with the same period in 2020. Compared with the second quarter 2021, lower net income attributable to the Partnership primarily reflected the impacts of lower income from equity method investments as a result of Hurricane Ida, lower throughput on the onshore pipelines, additional costs associated with planned inspections on the onshore pipelines and costs attributable to the take private proposal.

Adjusted EBITDA attributable to the Partnership
Adjusted EBITDA attributable to the Partnership for the third quarter was $33.2 million, 27% lower compared with the second quarter of 2021, and around 29% lower than the same period in 2020. Compared with the second quarter 2021, the lower result primarily reflected lower dividends from equity method investments, lower throughput on onshore pipelines and additional costs, as mentioned previously.

Cash available for distribution
Cash available for distribution for the third quarter was $35.1 million, 23% lower compared with the second quarter of 2021 and around 18% lower than the same period in 2020. Compared to the second quarter 2021, the reduction to cash available for distribution was driven by lower Adjusted EBITDA attributable to the Partnership, partially offset by the benefit of throughput deficiency payments relating to onshore pipelines received in the third quarter. The outages due to Hurricane Ida are estimated to have reduced cash available for distribution by approximately $8 million to $10 million in the third quarter 2021 relative to the Partnership's financial outlook.

About BP Midstream Partners
BPMP is a fee-based, growth-oriented master limited partnership formed by BP Pipelines (North America), Inc. (“BP Pipelines”) to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines, and refined product terminals, serving as key infrastructure for bp and other customers to transport onshore crude oil production to bp’s Whiting Refinery and offshore crude oil and natural gas production to key refining markets and trading and distribution hubs. Certain of BPMP’s assets deliver refined products and diluent from the Whiting Refinery and other U.S. supply hubs to major demand centers.
For more information on BPMP and the assets owned by BPMP, please visit www.bpmidstreampartners.com.

Cautionary statement

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements concerning management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “budget,” “continue,” “potential,” “guidance,” “effort,” “expect,” “forecast,” “goals,” “objectives,” “outlook,” “intend,” “plan,” “predict,” “project,” “seek,” “target,” “begin,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, the continued effects of the global COVID-19 pandemic on demand, the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, volumes, capital requirements, conditions or events, future operating results or the ability to generate sales, the potential exposure of the Partnership to market risks, and statements relating to the expected amount of cash available for distribution and level of distributions, financial position, estimated revenues and losses, projected cost, prospects, plans and objectives of management are forward-looking statements. These forward-looking statements represent BPMP’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be

FOR IMMEDIATE RELEASE

achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of BPMP’s control. These risks include, but are not limited to the following:

•the outcome of the non-binding preliminary proposal made by BP Pipelines to acquire all of our issued and outstanding common units;
•volatility in global crude oil demand and crude oil prices for an uncertain period of time and the potential resulting significant reduction of domestic crude oil and natural gas production and significant declines in the actual or expected volumes transported through our pipelines and/or the reduction of commercial opportunities that might otherwise be available to us;
•uncertainty regarding the easing of restrictions on various commercial, social and economic activities by applicable authorities, as well as the potential reinstatement of such restrictions, in response to the spread of COVID-19, including new virus strains;
•uncertainty regarding the timing, pace and extent of economic growth in the United States and elsewhere, which in turn will likely affect demand for crude oil and therefore the demand for the midstream services we provide and the commercial opportunities available to us;
•the impact of current or future actions or expectations of governments, investors, financial markets, or other stakeholders regarding our environmental, social and governance ("ESG") profile or of any actions we may take or goals we may establish regarding such profile and our related business strategy;
•the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, including increased focus by the federal and state governments to develop renewable energy and climate-related policies;
•our inability to perform our obligations under our contracts, whether due to non-performance by third parties, including our customers or counterparties, market constraints, third-party constraints, legal constraints (including governmental orders or guidance), or other factors; and
•other factors and uncertainties inherent in our business, as discussed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other cautionary statements found in BPMP’s filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2020 filed with SEC on February 25, 2021 and the quarterly report on Form 10-Q for the period ended September 30, 2021 filed with SEC on November 9, 2021.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, BPMP does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for BPMP to predict all such factors.

Non-GAAP financial measures

This press release includes the terms Adjusted EBITDA and cash available for distribution. Adjusted EBITDA and cash available for distribution are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis;
•the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and cash available for distribution provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and cash available for distribution are net income and net cash provided by operating activities, respectively. Adjusted EBITDA and cash available for distribution should not be considered as an alternative to GAAP net income or net cash provided by operating activities.

FOR IMMEDIATE RELEASE

Adjusted EBITDA and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA or cash available for distribution in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and cash available for distribution may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA and cash available for distribution may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

References to Adjusted EBITDA refer to net income before net interest expense, income taxes, gain or loss from disposition of property, plant and equipment and depreciation and amortization, plus cash distributed to the Partnership from equity method investments for the applicable period, less income from equity method investments. We define Adjusted EBITDA attributable to the Partnership as Adjusted EBITDA less Adjusted EBITDA attributable to non-controlling interests. We define cash available for distribution as Adjusted EBITDA attributable to the Partnership plus net adjustments from volume deficiency agreements and maintenance capital recovery less maintenance capital expenditures, net interest paid/received, cash reserves, and income taxes paid. Cash available for distribution does not reflect changes in working capital balances.

The Partnership is unable to provide financial guidance for projected net income or net cash provided by operating activities without unreasonable effort, and, therefore, is unable to provide a reconciliation of its Adjusted EBITDA and cash available for distributions projections to net income or net cash provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

The Partnership has not included a reconciliation of projected cash available for distribution to the nearest GAAP financial measure for 2021 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise.

Further Information
bp press office: uspress@bp.com
BPMP investor relations: (832) 664-3187 or bpmpir@bp.com

FOR IMMEDIATE RELEASE

RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions of dollars, unless otherwise indicated)	2021	2020	2021	2020
Revenue	$26.3	$33.7	$85.2	$95.9
Costs and expenses
Operating expenses	4.9	4.9	14.8	14.5
Maintenance expenses	1.5	0.4	2.7	2.2
General and administrative	5.5	3.9	14.6	13.0
Depreciation	0.7	0.7	2.0	2.0
Property and other taxes	0.2	0.2	0.6	0.5
Total costs and expenses	12.8	10.1	34.7	32.2
Operating income	13.5	23.6	50.5	63.7
Income from equity method investments	22.1	27.6	81.0	85.7
Interest expense, net	1.0	1.5	3.2	6.8
Net income	34.6	49.7	128.3	142.6
Less: Net income attributable to non-controlling interests	5.4	4.4	16.6	15.0
Net income attributable to the Partnership	$29.2	$45.3	$111.7	$127.6

Net income attributable to the Partnership per limited partner unit - basic and diluted (in dollars):
Common units	$0.27	$0.42	$1.02	$1.19
Subordinated units	$—	$0.42	$0.18	$1.19

Distributions declared per limited partner unit (in dollars):
Common units	$0.3475	$0.3475	$1.0425	$1.0425
Subordinated units	$—	$0.3475	$—	$1.0425

Weighted average number of limited partner units outstanding - basic and diluted (in millions):
Common units – public	47.8	47.8	47.8	47.8
Common units – BP Holdco	57.0	4.6	44.8	4.6
Subordinated units – BP Holdco	—	52.4	52.4	52.4

FOR IMMEDIATE RELEASE

ADDITIONAL FINANCIAL DATA

(in millions of dollars, except per-unit data and ratio data)	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Quarterly distribution declared per unit (in dollars)	$0.3475	$1.0425
Adjusted EBITDA attributable to the Partnership	33.2	121.9
Cash available for distribution attributable to the Partnership	35.1	121.7
Distribution declared:
Limited partner units – public	16.6	49.8
Limited partner units – BP Holdco	19.8	59.4
General partner	1.2	3.6
Total distribution declared	37.6	112.8
Coverage ratio(1)	0.93	1.08

(1)Coverage ratio is equal to Cash available for distribution attributable to the Partnership divided by Total distribution declared.

September 30, 2021
Gross debt	$468.0
Annualized Adjusted EBITDA attributable to the Partnership(1)	132.8
Gross debt to Adjusted EBITDA ratio	3.5

(1)Calculated by multiplying Adjusted EBITDA for the quarter by 4.

FOR IMMEDIATE RELEASE

RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions of dollars)	2021	2020	2021	2020
Net income	$34.6	$49.7	$128.3	$142.6
Add:
Depreciation	0.7	0.7	2.0	2.0
Interest expense, net	1.0	1.5	3.2	6.8
Cash distribution received from equity method investments	26.3	27.2	89.4	93.2
Less:
Income from equity method investments	22.1	27.6	81.0	85.7
Adjusted EBITDA	40.5	51.5	141.9	158.9
Less:
Adjusted EBITDA attributable to non-controlling interests	7.3	5.0	20.0	17.2
Adjusted EBITDA attributable to the Partnership	33.2	46.5	121.9	141.7
Add:
Net adjustments from volume deficiency agreements	3.2	(2.1)	4.0	(3.7)
Maintenance capital recovery(1)	0.4	0.1	1.5	0.7
Less:
Net interest paid/(received)	1.1	2.1	3.3	10.1
Maintenance capital expenditures	0.6	0.3	2.4	1.5
Cash reserves(2)	—	(0.7)	—	(3.0)
Cash available for distribution attributable to the Partnership	$35.1	$42.8	$121.7	$130.1

(1)Relates to the portion of maintenance capital for the Griffith Station Incident reimbursable by insurance.
(2)Reflects cash reserved due to timing of interest payments(s).

FOR IMMEDIATE RELEASE

RECONCILIATION OF ADJUSTED EBITDA AND CASH AVAILABLE FOR DISTRIBUTION TO NET CASH PROVIDED BY OPERATING ACTIVITIES

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions of dollars)	2021	2020	2021	2020
Net cash provided by operating activities	$40.6	$48.8	$142.1	$148.3
Add:
Interest expense, net	1.0	1.5	3.2	6.8
Distributions in excess of earnings from equity method investments	5.4	2.1	9.7	7.4
Less:
Change in other assets and liabilities	6.4	0.8	12.9	3.4
Non-cash adjustments	0.1	0.1	0.2	0.2
Adjusted EBITDA	40.5	51.5	141.9	158.9
Less:
Adjusted EBITDA attributable to non-controlling interests	7.3	5.0	20.0	17.2
Adjusted EBITDA attributable to the Partnership	33.2	46.5	121.9	141.7
Add:
Net adjustments from volume deficiency agreements	3.2	(2.1)	4.0	(3.7)
Maintenance capital recovery(1)	0.4	0.1	1.5	0.7
Less:
Net interest paid/(received)	1.1	2.1	3.3	10.1
Maintenance capital expenditures	0.6	0.3	2.4	1.5
Cash reserves(2)	—	(0.7)	—	(3.0)
Cash available for distribution attributable to the Partnership	$35.1	$42.8	$121.7	$130.1

(1)Relates to the portion of maintenance capital for the Griffith Station Incident reimbursable by insurance.
(2)Reflects cash reserved due to timing of interest payment(s).

FOR IMMEDIATE RELEASE

SELECTED OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30
Pipeline throughput (thousands of barrels per day)(1)	2021	2020	2021	2020
Onshore
BP2	259	253	278	266
Diamondback	24	59	44	67
River Rouge	59	75	62	69
Total Wholly-Owned Assets	342	387	384	402

Offshore
Mars	334	479	439	506

Caesar	178	143	168	162
Cleopatra(2)	21	15	19	18
Proteus	205	200	228	211
Endymion	205	200	228	211
Mardi Gras Joint Ventures	609	558	643	602

Ursa	50	57	65	80

Average revenue per barrel ($ per barrel)(3)
Total Wholly-Owned Assets	$0.83	$0.80	$0.81	$0.77
Mars	1.31	1.17	1.31	1.31
Mardi Gras Joint Ventures	0.59	0.59	0.58	0.59
Ursa	0.76	0.93	0.89	0.90

(1)Pipeline throughput is defined as the volume of delivered barrels.
(2)Natural gas is converted to oil equivalent at 5.8 million cubic feet per one thousand barrels.
(3)Based on reported revenues from transportation and allowance oil divided by delivered barrels over the same time period.

FOR IMMEDIATE RELEASE

CAPITAL EXPENDITURES(1) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions of dollars)	2021	2020	2021	2020
Cash spent on expansion capital expenditures	$5.1	$0.4	$10.8	$0.5
Cash spent on maintenance capital expenditures	0.6	0.3	2.4	1.5
(Decrease) increase in accrued capital expenditures	(1.2)	1.0	(0.2)	1.3
Decrease in capital expenditures reimbursable to our Parent	—	—	(0.3)	—
Total capital expenditures incurred	$4.5	$1.7	$12.7	$3.3

(1)Capital expenditures presented above are related to the Wholly Owned Assets.

SELECTED BALANCE SHEET DATA (UNAUDITED)

(in millions of dollars)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$132.7	$126.9
Property, plant and equipment, net	78.6	67.9
Total assets	738.7	738.9
Long-term debt – related parties	468.0	468.0
Total equity	249.7	254.0

November 9, 2021

The information in this release reflects the unaudited consolidated financial position and results of BP Midstream Partners LP.